Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

October 26, 2016

Contact: Jeff Schoen	or	Contact: Rod Gloss
Chief Executive Officer		Chief Financial Officer
(918) 825-0616		(918) 825-0616

ORCHIDS PAPER PRODUCTS COMPANY ANNOUNCES 2016 THIRD QUARTER RESULTS; DECLARES DIVIDEND OF $0.35 PER SHARE

PRYOR, OKLAHOMA (October 26, 2016) – Orchids Paper Products Company (NYSE MKT: TIS) today reported results for the third quarter of 2016. The following tables compare selected financial results in third quarter 2016 to those in third quarter of 2015 and to those in the second quarter of 2016.

	Q3 2016	Q3 2015	Q2 2016
	(Dollars in thousands, except per share data)
Net sales:
Converted product	$38,284	$43,675	$39,339
Parent rolls	1,344	3,157	75
Total net sales	$39,628	$46,832	$39,414

Gross profit	$6,215	$9,845	$6,873
Net income	$2,213	$4,742	$2,568
Diluted net income per share	$0.21	$0.45	$0.25
EBITDA	$6,729	$10,132	$7,628
Adjusted EBITDA	$6,798	$10,219	$8,014

Other Selected Financial Data:
Gross profit margin	15.7%	21.0%	17.4%
EBITDA margin	17.0%	21.6%	19.4%
Adjusted EBITDA margin	17.2%	21.8%	20.3%

Jeff Schoen, President and Chief Executive Officer, stated: “Orchids year-to-date 2016 performance has improved significantly as bottom-line metrics such as Gross profits (+9.5%), Net income (+3%), Adjusted EBITDA (+13%), and Operating cash flow less changes in working capital (+51%), have all increased significantly over the same period last year. At the same time, competitive pressures continued in third quarter 2016 which negatively impacted sales volume. On a positive note, sales volume picked-up in September, and we expect sales volume to continue to increase into fourth quarter 2016 due to new distribution and recovery of private label business with existing customers. As we look forward, Orchids has increased its sales force by 40% to promote Orchids’ capabilities to gain new customers and gain a broader base of private label and branded products within new distribution channels.

Regarding the Barnwell, South Carolina project, the two converting lines have been completed, and are ramping-up. The paper mill is still scheduled for completion by the end of the first quarter of 2017, with the major ramp-up occurring in second quarter 2017.

Overall, we remain optimistic about our ability to achieve our long-term goal to grow Orchids’ annual earnings per share to approximately $2.50 to $3.40.”

Third Quarter 2016, relative to Second Quarter 2016

Net sales of converted product decreased 3% primarily due to increased competitive pressures and continued heavy promotional activity on branded products. Net sales of parent rolls increased from $0.1 million to $1.3 million as we began to sell excess inventory.

Gross profit as a percent of net sales decreased 2% and the Adjusted EBITDA margin decreased 3%, both primarily due to the shift in product mix, selling more parent rolls and less converted product. Additionally, $1.1 million of insurance proceeds related to an incident in 2015 decreased cost of sales in second quarter 2016, increasing earnings in the baseline figure.

Third Quarter 2016, relative to Third Quarter 2015

Net sales of converted product decreased 12% primarily due to heavy promotional activity on branded products and increased competitive pressures. Parent roll production, though higher than in 2015, was used in part for the Barnwell, South Carolina start-up and in part to increase finished-goods inventory, thereby foregoing margin we would have received on parent-roll sales in favor of margin we expect to gain when we sell this tonnage as converted product.

Gross profit as a percent of net sales decreased 5% and Adjusted EBITDA margin decreased 5%, both primarily due to spreading fixed and semi-variable costs over a decreased sales volume. Overhead costs related to the Barnwell, South Carolina facility start-up increased from virtually nothing to approximately $1.5 million in the third quarter of 2016.

Nine-month period ended September 30, 2016 compared to same period in 2015

Net sales of converted product increased 2% primarily due to strong first quarter 2016 sales to private label customers and strong sales on the West Coast.

Gross profits increased 9% and Adjusted EBITDA increased 13% primarily due to:

●	An increase in average price per ton of 3% in 2016 compared to 2015. This is largely related to the product mix sold.
●	Lower fiber costs resulted in approximately a $1.7 million increase in gross profit.
●

Higher margins under the Supply Agreement with Fabrica, resulting from a strong US dollar exchange rate with the Mexican peso, SKU optimization and price increases, partially offset by higher costs in the second quarter of 2016 when we reached our annual tonnage limit under the Supply Agreement. The Supply Agreement limit reset for a new fiscal year on July 1st.

●

Cost reductions in our Oklahoma converting operation. Additionally, we received $1.1 million of business interruption insurance proceeds in the second quarter of 2016 which was applied to cost of sales.

●

Changes in production volumes directly impact the absorption of fixed and semi-variable costs. Increased production in our Oklahoma paper making operation contributed $0.6 million of favorable overhead absorption, however decreased production in converting led to unfavorable overhead absorption of $2.1 million.

●	The unfavorable Barnwell, South Carolina, overhead absorption variance is $3.0 million.

Income Taxes

As of September 30, 2016, our annual effective tax rate is estimated at 32.25%. This has decreased somewhat from the 34.1% estimated at the end of the second quarter of 2016. The effective rate is less than statutory rates due principally to Oklahoma, South Carolina, Indian Employment, and Foreign tax credits. Year-to-date 2016, Current income taxes provided a benefit of $1.8 million whereas Current income taxes for the year-to-date 2015 period were $5.2 million. The change was driven by accelerated tax depreciation and other timing differences recognized in 2016.

Liquidity

	Q3 2016	Q3 2015	Q2 2016
	(Dollars in thousands)
Cash Flow Provided by (Used in):
Operating cash flow less of changes in working capital	$9,900	$7,548	$8,737
Changes in working capital	(6,050)	701	(1,191)
Operating Activities	$3,850	$8,249	$7,546
Investing Activities	$(24,776)	$(11,223)	$(17,863)
Financing Activities	$23,251	$(4,278)	$8,514

Cash Balance, Beginning	$6,236	$15,802	$8,039
Cash Balance, Ending	$8,561	$8,550	$6,236

At September 30, 2016, Debt, not having been netted with unamortized deferred debt issuance costs, was $131.5 million and the Adjusted EBITDA leverage ratio reportable to the Bank was 3.7.

Third quarter 2016 relative to second quarter 2016: Operating cash flows less changes in working capital increased 13% principally due to Current income tax benefits. Changes in working capital increased $6.0 million in the third quarter of 2016, versus an increase of $1.2 million in second quarter of 2016, principally due to ramp-up of the Barnwell, South Carolina facility, an overall increase in finished goods inventories, and an increase in raw material inventories. Borrowing largely offset the use of cash for investments in the Barnwell facility. Dividends of $3.6 million were paid in both quarters, and are included in Financing Activities.

Third quarter 2016 relative to third quarter 2015: Operating cash flows less changes in working capital increased 31%. However, Changes in working capital increased $6.0 million in the third quarter of 2016, versus decreasing $0.7 million in third quarter of 2015, principally due to the start-up at the Barnwell, South Carolina facility and the increase in finished goods inventories. Increased borrowing financed the investments in the Barnwell facility. Dividends of $3.6 million were paid in both quarters, and are included in Financing Activities.

Nine months ended September 30, 2016 relative to the same period in 2015: Operating cash flows less changes in working capital increased 51%. However, Changes in working capital increased $7.0 million in 2016, versus an increase of $4.9 million in 2015, principally due to the start-up at the Barnwell, South Carolina facility and the increase in finished goods inventories. Increased borrowing financed the investments in the Barnwell facility. Dividends of $10.8 million were paid in 2016 and dividends of $10.3 million were paid in 2015, both are included in Financing Activities.

Dividend Declared

On October 26, 2016, the Orchids Board of Directors declared a quarterly dividend of $0.35 per share to be paid on November 21, 2016 to stockholders of record at the close of business on November 7, 2016.

Conference Call/Webcast

The Company will hold a teleconference to discuss its third quarter results at 10:00 a.m. (ET) on Thursday, October 27, 2016. All interested parties may participate in the teleconference by calling 888-346-7791 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The non-GAAP financial measures used within this press release are: (1) EBITDA, (2) Adjusted EBITDA, (3) Operating Cash Flow, less changes in working capital, and (4) Changes in working capital.

EBITDA, Adjusted EBITDA, Operating Cash Flow less changes in working capital, and Changes in working capital are not measurements of financial performance under GAAP and should not be considered as an alternative to net income, operating income, diluted net income per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Adjusted EBITDA is EBITDA less stock-based compensation expense. Changes in working capital is the subtotal of changes in operating assets and liabilities shown on the Consolidated Statements of Cash Flows. Operating Cash Flow less changes in working capital is Net Cash provided by operating activities less Changes in working capital. Management believes EBITDA and Adjusted EBITDA facilitate operating performance comparisons between periods and between companies by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the age and book depreciation of facilities and equipment (affecting relative depreciation expense), and non-cash compensation (affecting stock-based compensation expense). These measures are also commonly used in the industry and are used by our lenders in monitoring adherence to covenants. Management believes that Changes in working capital provides an indication of the cash invested in or provided by changes in operating assets and liabilities and therefore may indicate trends in operating performance and may call out a significant source or use of cash during any period. Operating Cash Flow less changes in working capital is believed to provide an estimate of the cash generated from all operating activities, prior to investments in or liquidations of operating assets and liabilities and therefore may indicate trends in operating performance and may call out significant changes in the generation of cash through operating activities.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “will” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission on March 7, 2016 and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, as filed with the Securities and Exchange Commission on August 4, 2016.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is a customer-focused, national supplier of high quality consumer tissue products primarily serving the at home private label consumer market. The Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through ultra-premium quality market segments from its operations in northeast Oklahoma, Barnwell, South Carolina and Mexicali, Mexico. The Company provides these products primarily to retail chains throughout the United States. For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company and Subsidiaries

Selected Income Statement Data

(in thousands, except tonnage and share data)

Income Statement Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except tons)		(in thousands, except tons)
Converted product net sales	$38,284	$43,675	$122,867	$120,877
Parent roll net sales	1,344	3,157	3,918	5,665
Total net sales	39,628	46,832	126,785	126,542
Cost of sales less depreciation	30,504	34,432	93,675	97,216
Depreciation in Cost of sales	2,909	2,555	8,641	6,976
Total cost of sales	33,413	36,987	102,316	104,192
Gross Profit	6,215	9,845	24,469	22,350
Selling, General & Administrative Expenses	2,557	2,437	7,783	7,174
Intangible Amortization	233	376	986	1,130
Operating Income	3,425	7,032	15,700	14,046
Interest expense	639	11	1,187	289
Other (Income) Expense, net	(162)	(169)	(527)	(507)
Income Before Income Taxes	2,948	7,190	15,040	14,264
Provision for Income Taxes	735	2,448	4,850	4,408
Net Income	$2,213	$4,742	$10,190	$9,856

Average number of shares outstanding, basic	10,296,891	10,266,891	10,282,841	9,613,412
Average number of shares outstanding, diluted	10,367,660	10,325,350	10,351,415	9,672,961

Net income per share:
Basic	$0.21	$0.46	$0.99	$1.02
Diluted	$0.21	$0.45	$0.98	$1.02

Cash dividends paid	$3,604	$3,594	$10,797	$10,254
Cash dividends per share	$0.35	$0.35	$1.05	$1.05

Orchids Paper Products Company and Subsidiaries

Selected Cash Flow Data

(in thousands, except tonnage and share data)

Cash Flow Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(Dollars in thousands)
Cash Flow Provided by (Used in):
Operating cash flow less changes in working capital	$9,900	$7,548	$27,265	$18,065
Changes in working capital	(6,050)	701	(7,006)	(4,882)
Operating Activities	$3,850	$8,249	$20,259	$13,183
Investing Activities	$(24,776)	$(11,223)	$(63,424)	$(35,485)
Financing Activities	$23,251	$(4,278)	$47,365	$29,831

Cash Balance, Beginning	$6,236	$15,802	$4,361	$1,021
Cash Balance, Ending	$8,561	$8,550	$8,561	$8,550

Orchids Paper Products Company and Subsidiaries

Selected Financial Data - Balance Sheet

(in thousands)

Balance Sheet Data:
	At Sept. 30, 2016	At Dec. 31, 2015
Cash	$8,561	$4,361
Accounts Receivable, net	12,197	10,509
Inventory, net	20,449	13,501
Other current Assets	8,439	9,942
Property Plant and Equipment	306,604	232,925
Accumulated Depreciation	(68,183)	(59,547)
Net Property Plant and Equipment	238,421	173,378
Intangibles and Goodwill, net	22,304	23,290
Other Long Term Assets	3,077	13,756
Total Assets	$313,448	$248,737

Accounts Payable, inclusive of to related parties	$14,415	$11,098
Other Current Liabilities	7,617	7,762
Deferred Income Taxes	27,263	20,639
Long-term liabilties	129,889	75,455
Total Stockholders' Equity	134,264	133,783
	$313,448	$248,737

Debt, current and long term	$130,199	$74,239

Orchids Paper Products Company and Subsidiaries

Reconciliations of Non-GAAP and GAAP Measurements

(in thousands, except tonnage and share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2016	2015	Q2 2016	2016	2015
	(in thousands)		(in thousands)	(in thousands)
EBITDA Reconciliation:
Net Income	$2,213	$4,742	$2,568	$10,190	$9,856
Plus: Interest Expense	639	11	285	1,187	289
Plus: Income Tax Expense	735	2,448	1,304	4,850	4,408
Plus: Depreciation	2,909	2,555	3,095	8,641	6,976
Plus: Intangibiles Amoritization	233	376	376	986	1,130
Earnings Before Interest, Income Tax and Depreciation and Amoritzation (EBITDA)	$6,729	$10,132	$7,628	$25,854	$22,659

Adjusted EBITDA Reconcilation:
EBITDA	$6,729	$10,132	$7,628	$25,854	$22,659
Plus: Stock Compensation Expense	69	87	386	604	777
Adjusted EBITDA	$6,798	$10,219	$8,014	$26,458	$23,436

Separation of Operating Cash Flow measures:
Cash Flows From Operating Activities
Net income	$2,213	$4,742	$2,568	$10,190	$9,856
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,220	2,979	3,554	9,865	8,255
Deferred income taxes	4,407	(260)	2,238	6,624	(823)
Stock compensation expense	69	87	386	604	777
Gain on disposal of property, plant and equipment	(9)	-	(9)	(18)	-
Subtotal, "Operating cash flow less changes in working capital"	$9,900	$7,548	$8,737	$27,265	$18,065
Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	(3,335)	(1,065)	3,255	(1,541)	(3,600)
Inventories	(228)	1,053	(6,436)	(6,948)	(2,397)
Income taxes receivable	2,628	-	-	2,628	634
Prepaid expenses	(2,119)	(678)	(249)	(2,753)	(341)
Other assets	444	587	1,720	1,490	741
Accounts payable	791	(634)	2,027	1,843	(1,840)
Accrued liabilities	(4,231)	1,438	(1,508)	(1,725)	1,921
Subtotal, "Changes in working capital"	$(6,050)	$701	$(1,191)	$(7,006)	$(4,882)
Net cash provided by operating activities	$3,850	$8,249	$7,546	$20,259	$13,183